EVERMORE FUNDS TRUST
AMENDMENT NO. 2 TO DECLARATION OF TRUST

To the Secretary of State of
Commonwealth of Massachusetts

It is hereby stated that:

1.  This document constitutes an amendment to the Declaration of Trust of Evermore Funds Trust (hereinafter called the “Trust”).

2.  The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 15, 2009 and was amended by Amendment No. 1 to the Declaration of Trust as filed on November 5, 2009 (hereinafter called the “Declaration”).

3.  The amendments to the Declaration effected by this document are as follows:

(a)  That the references to the Series of the Trust entitled “Evermore European Value Fund” stated in Schedule A and Schedule B to the Declaration are hereby deleted; and

(b)  That the names of the Classes of the Trust stated in Schedule B of the Declaration with respect to the Evermore Global Value Fund are hereby modified as set forth below:

Current Names:

Series	Classes
Evermore Global Value Fund	A, C, I

Names as Amended:

Series	Classes
Evermore Global Value Fund	Investor, Institutional

4.  The amendments herein provided for were authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned has signed these presents all on July 6, 2018.

 /s/ Magali Simo
Magali Simo
As Secretary of the Trust